EXHIBIT 99.1

           Telular Corporation Announces Quarterly Results for First Quarter of Fiscal Year 2005

    VERNON HILLS, Ill.--(BUSINESS WIRE)--Jan. 27, 2005--Telular Corporation (Nasdaq: WRLS) reported revenue of $13.7 million for its first quarter ended December 31, 2004, compared to $16.3 million for the same period last year. The Company reported a first-quarter net loss of $931 thousand, or $0.07 per share, compared to a net loss of $1.5 million, or $0.11 per share, for the first quarter of fiscal year 2004.
    "We experienced a slow period for orders and shipments during our first quarter. We do not believe this is a trend, rather it is the result of temporary market conditions, including high inventory levels at two of our largest customers," said Kenneth E. Millard, chairman and chief executive officer.

    Operating Details

    Fixed Wireless sales of $9.8 million decreased $3.1 million or 24% during the first quarter compared to the same period last year due to lower shipments to El Salvador and Venezuela, while Wireless Alarm revenues of $3.9 million increased $0.4 million or 12% over the same period last year.
    "A significant part of this quarter's results is the performance of the Wireless Alarm business, where higher sales, improved margins and lower operating expenses resulted in net income of $562 thousand, compared to a net loss of $226 thousand during the same period last year," added Millard.
    The Company's gross margin in the first quarter of 29% is 4 percentage points more than the same period last year. The increase resulted from the recovery from lower margins last year that was the result of forward pricing of CDMA products during the first quarter of last year.
    Operating expenses for the first quarter decreased $567 thousand or 10% from last year as the Company reduced outside engineering expenses and incurred lower sales commissions related to the sales decrease.
    During the first quarter, the Company used $3.4 million of cash, compared to $4.5 million of cash used during the same period of last year.

    Investor Conference Call

    Telular's quarterly conference call will be held today, January 27, 2005 at 10:00 A.M. CST. To participate on the teleconference from the United States and Canada dial 1-800-839-6489 at least 15 minutes prior to the start of the call. International attendees wishing to participate on the call can gain access by dialing +1-706-634-2227. The conference code is 3521464, you may also monitor the call via webcast at http://audioevent.mshow.com/209290.

    About Telular

    Telular Corporation is a leader in the design and manufacturing of wireless products. Telular's proprietary telecommunications interface technology enables standard phones, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. Their product lines incorporate the world's leading cellular standards (CDMA, GSM, TDMA, AMPS) and are marketed worldwide. Headquartered in Vernon Hills, Illinois, Telular has regional sales offices in Atlanta, Miami, London, Singapore, Mexico City, Beijing and Johannesburg. For further company information, visit Telular at http://www.telular.com.

    Please be advised that some of the information in this release presents the Company's intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the fiscal year ended September 30, 2004. Copies of these filings may be obtained by contacting the Company or the SEC.

    Financial Tables Follow...



                          TELULAR CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                     AND STATEMENTS OF CASH FLOWS
               (Dollars in thousands, except share data)


                             BALANCE SHEET

                                                Dec. 31,   Sept. 30,
                                                  2004        2004
                                              ----------- -----------
 ASSETS                                       (Unaudited)
   Cash and cash equivalents                 $    19,272 $    22,677
   Receivables:
      Trade, net of allowance for doubtful
       accounts of $197 and $192 at
       December 31, 2004 and September
       30, 2004, respectively                     13,386      12,844
   Inventories, net                               12,469      10,636
   Prepaid expenses and other current assets         629         222
                                              ----------- -----------
   Total current assets                           45,756      46,379

   Property and equipment, net                     2,944       3,130
   Other assets                                    4,707       4,857
                                              ----------- -----------
   Total assets                              $    53,407 $    54,366
                                              =========== ===========


 LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities                       $     9,464 $     9,565
   Total stockholders' equity(1)                  43,943      44,801
                                              ----------- -----------
   Total liabilities and
    stockholders' equity                     $    53,407 $    54,366
                                              =========== ===========

(1) At December 31, 2004, 13,289,628 shares were outstanding



           CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS


                                                 Three Months Ended
                                                    December 31,
                                                  2004        2003
                                              ----------- -----------
                                              (Unaudited) (Unaudited)

   Net cash used in operating activities         $(3,311)    $(4,314)

   Net cash used in investing activities            (163)       (266)
                                              ----------- -----------

   Subtotal net cash used before financing
    activities                                   $(3,474)    $(4,580)
                                              ----------- -----------

   Net cash provided by financing activities          69          62
                                              ----------- -----------

   Net decrease in cash and cash equivalents     $(3,405)    $(4,518)
                                              =========== ===========






                          TELULAR CORPORATION
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (Dollars in thousands, except share data)
                              (Unaudited)


                                                  Three Months Ended
                                                     December 31,
                                                   2004        2003
                                               ----------- -----------

 Revenue
           Net product sales                      $11,453     $14,461
           Service revenue                          2,200       1,887
                                               ----------- -----------
           Total revenue                           13,653      16,348

 Cost of sales
           Net product cost of sales                8,391      11,039
           Service cost of sales                    1,253       1,252
                                               ----------- -----------
           Total cost of sales                      9,644      12,291

 Gross margin                                       4,009       4,057

 Engineering and development expenses               1,660       1,959
 Selling and marketing expenses                     2,136       2,401
 General and administrative expenses                1,190       1,193
                                               ----------- -----------
   Loss from operations                              (977)     (1,496)

 Other income, net                                     46          13
                                               ----------- -----------

 Net loss                                           $(931)    $(1,483)
                                               =========== ===========

 Net loss per common share:

 Basic                                             $(0.07)     $(0.11)
 Diluted                                           $(0.07)     $(0.11)

 Weighted average number of common
  shares outstanding                           13,278,641  12,955,153

    CONTACT: Telular Corporation
             Jeffrey L. Herrmann, 847-247-9400
             Fax: 847-247-0021
             jherrmann@telular.com